(RITE AID
          CORPORATION - LOGO)

          CONTACTS:

          MEDIA:                             INVESTORS:
          SUZANNE MEAD                       FRANK BERGONZI
          VP Corporate Communications        Executive VP and CFO
          (717) 975-5887                     (717) 975-5750

                              JOELE FRANK/LISSA WEINMANN
                              Abernathy MacGregor Scanlon
                              (212) 371-5999

          FOR IMMEDIATE RELEASE

          RITE AID AND FTC AGREE TO FURTHER EXTEND HART-SCOTT-RODINO WAITING PERIOD AND RITE AID EXTENDS OFFER FOR REVCO
                             ____________________

                    CAMP HILL, PA, FEBRUARY 27, 1996 -- Rite Aid
          Corporation (RAD: NYSE, PSE) announced today that it has voluntarily agreed with the Federal Trade Commission to further extend the Hart-Scott-Rodino waiting period in connection with Rite Aid's proposed acquisition of Revco D.S., Inc.
          (RXR: NYSE) through Tuesday, March 26, 1996.  Accordingly,
          Rite Aid and its subsidiary Ocean Acquisition Corporation also announced that they have extended the expiration date of Ocean Acquisition's $27.50 per share cash tender offer to purchase 35,144,833 shares of common stock of Revco to 11:59 p.m., New York City time, on Tuesday, March 26,
          1996. The offer had previously been scheduled to expire at 11:59 p.m. on Friday, March 8, 1996. As of 5:00 p.m.,
          New York City time, on Monday, February 26, 1996,
          23,516,694 shares of Revco common stock had been validly tendered in the offer (including 163,314 shares pursuant to guaranteed deliveries).

                    As previously announced, the tender offer is being made pursuant to a merger agreement between Rite Aid, Ocean Acquisition and Revco. The tender offer will be followed by a second-step merger in which each share of Revco not acquired in the tender offer will be converted into the right to receive Rite Aid common stock and/or under certain circumstances, cash.

                    Rite Aid Corporation, based in Camp Hill,
          Pennsylvania, is the nation's largest drugstore chain, with over 2,700 stores in 21 states and the District of Columbia.

                    General information about Rite Aid including corporate background and press releases is available, free of charge, through the company's News-On-Demand fax service at (800) 916-7788.